UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                     )
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☐	Soliciting Material Pursuant to §240.14a-12
Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 19, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Chicago Club, 81 East Van Buren, Chicago, Illinois, 60605 on Wednesday, April 28, 2010, at 9:00 a.m. Central Time. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear
Chairman of the Board and
Chief Executive Officer

30 S. Wacker
Chicago, Illinois 60606

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD
ON APRIL 28, 2010

The Proxy Statement is available at
www.navigantconsulting.com/2010proxystatement and the Annual Report on Form 10-K is available at www.navigantconsulting.com/2009annualreport.

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at The Chicago Club, 81 East Van Buren, Chicago, Illinois 60605 on Wednesday, April 28, 2010 at 9:00 a.m. Central Time. The purposes of the meeting are to:

1. Elect the three nominees identified in the proxy statement to our Board of Directors to serve for a term of three years;

2. Reapprove the performance measures under Navigant Consulting’s 2005 Long-Term Incentive Plan;

3. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010; and

4. Transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 3, 2010, you are entitled to notice of and to vote at the annual meeting.

IMPORTANT

Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed Navigant Consulting, Inc.’s 2009 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement, with this notice of annual meeting.

By order of the Board of Directors,

Monica M. Weed
Secretary

Chicago, Illinois
March 19, 2010

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING
www.proxyvote.com
OR
MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

Navigant Consulting, Inc.
30 S. Wacker
Chicago, Illinois 60606

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about March 19, 2010 in connection with the solicitation of proxies by the board of directors for the 2010 annual meeting of shareholders being held on April 28, 2010.

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the annual meeting?

A:	At the 2010 annual meeting of our shareholders, our shareholders are asked to:

•	elect the three nominees identified in the proxy statement to our board of directors for a term of three years (see page 4);

•	reapprove the performance measures under Navigant Consulting’s 2005 Long-Term Incentive Plan (see page 29);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2010 (see page 30); and

•	transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock as of the close of business on March 3, 2010 are entitled to vote at the annual meeting. Each outstanding share of common stock has one vote. There were 49,982,200 shares of common stock outstanding as of the close of business on March 3, 2010.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered shareholder” and can vote in person at the annual meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered shareholder, you may vote by telephone or through the Internet by following the instructions attached to your proxy card. If you are a street-name shareholder, your broker or other nominee has enclosed or provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the corporate secretary at Navigant Consulting, Inc., 30 S. Wacker, Suite 3550, Chicago, IL 60606, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the annual meeting.

Q:	Can I revoke a proxy?

A:	Yes, registered shareholders may revoke a properly executed proxy at any time before the polls close for the annual meeting by submitting a letter addressed to and received by the corporate secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the annual meeting if the actual registered shareholders, the brokers or other nominees, are not present. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered shareholders may contact our transfer agent, BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015. Street-name shareholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Navigant Consulting 401(k) Savings Plan. We refer to this plan as the “401(k) Plan.” If you hold shares of our common stock through the 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the board of directors with respect to proposals 1, 2 and 3. If you do not vote shares that you hold through the 401(k) Plan by 11:59 p.m. Eastern time on the night before the annual meeting (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will not vote the shares in your account.

Q:	What makes a quorum?

A:	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the annual meeting.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Item 1:  The three nominees for director receiving the most votes will be elected.

Item 2:  The performance measures under Navigant Consulting’s 2005 Long-Term Incentive Plan will be reapproved if the total votes cast for the proposal exceed the total votes cast against the proposal.

Item 3:  The appointment of auditors will be ratified if the total votes cast for the proposal exceed the total votes cast against the proposal.

Abstentions from voting on a particular matter, and shares held in “street name” by brokers or other nominees that are not voted (so-called “broker non-votes”), including because the broker or nominee does not have discretionary authority to vote those shares as to a particular matter, will not be counted as votes either for or against that matter, and will also not be counted as votes cast or shares voting on that matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on Item 1, Item 2 or Item 3, although those shares will count for quorum purposes. Abstentions from voting for one or more director nominees will result in the respective nominees receiving fewer votes, but will not count as votes against a nominee.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the close of business on March 3, 2010 may attend. Seating and parking are limited and admission is on a first-come basis. Each shareholder may be asked to present valid picture identification (for example, a driver’s license or passport). Street-name shareholders will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of our common stock as of the close of business on March 3, 2010.

Q:	Who bears the expense of this proxy statement?

A:	We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

“NAVIGANT” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. is not affiliated, associated, or in any way connected with Navigant International, Inc. and Navigant Consulting, Inc.’s use of “NAVIGANT” is made under license from Navigant International, Inc.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1:

ELECTION OF DIRECTORS

The board of directors is divided into three classes, with a class of directors elected each year for a three-year term. At the annual meeting three directors, Governor James R. Thompson, Mr. Samuel K. Skinner and Mr. Michael L. Tipsord, have been nominated for election to the board of directors. The directors elected at the annual meeting will serve for a term of three years and until their successors are elected and qualified. Their term will expire at our annual meeting of shareholders to be held in 2013. The persons named as proxies will vote for Governor Thompson, Mr. Skinner and Mr. Tipsord for election to the board of directors unless the proxy card is marked otherwise.

If any of Governor Thompson, Mr. Skinner or Mr. Tipsord becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the board of directors. The board of directors knows of no reason why any of Governor Thompson, Mr. Skinner or Mr. Tipsord should be unable or unwilling to serve.

The board of directors recommends that shareholders vote “FOR” Governor Thompson, Mr. Skinner and Mr. Tipsord.

A listing of the principal occupation, other major affiliations and age of the nominees for director and the other directors are set forth below:

Nominees for election at this meeting to a term expiring at the annual meeting of shareholders in 2013:

James R. Thompson, 73, has served as a director since August 1998. Governor Thompson served as Chairman of the Chicago law firm of Winston & Strawn from January 1993 to September 2006. He now serves as Senior Chairman. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board and was a member of the National Commission on Terrorist Attacks upon the United States. Governor Thompson is currently a member of the boards of directors of Maximus, Inc. and John Bean Tech Corp. He also serves as Chairman for the Public Review Board — UNITE HERE and as Chairman for the Illinois Sports Facilities Authority. During the past five years, Governor Thompson also served as a director at FMC Technologies, Inc. and at FMC Corporation.

Samuel K. Skinner, 71, has served as a director since December 1999. Mr. Skinner is the retired Chairman and Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He is currently Of Counsel to the law firm of Greenberg & Traurig, LLP. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now known as Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he was appointed by President Reagan as Vice Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the boards of directors of Express Scripts, Inc., APAC Customer Services, Inc., MedAssets, Inc. and Echo Global Logistics, Inc. During the past five years, Mr. Skinner also served as a director at Diamond Management & Technology Consultants, Inc. and Dade Behring Inc.

Michael L. Tipsord, 50, has served as a director since July 2009. Mr. Tipsord is the Vice Chairman and Chief Financial Officer of the State Farm Insurance Companies. Mr. Tipsord has served in various capacities with State Farm Insurance Companies and its affiliates since 1988, and has been an officer or trustee of various affiliates since 2001. Mr. Tipsord currently serves as a Trustee of the State Farm Associate Fund Trust, the State Farm Mutual Fund Trust and the State Farm Variable Product Trust.

Directors whose terms continue until the annual meeting of shareholders in 2011:

William M. Goodyear, 61, has served as a director since December 1999. The board of directors elected him Chairman of the Board and Chief Executive Officer in May 2000 and subsequently elected him President. Mr. Goodyear relinquished the title of President with the election of Julie Howard as President by the board of directors in February 2006. He is past Chairman and Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America’s Global Private Bank until January 1999. He was Vice Chairman and a member of the board of directors of Continental Bank prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago’s Commercial Club. He is a Trustee and member of the executive committee of the Board of Trustees for the Museum of Science and Industry, a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he is a member of the Executive Committee and chairs the Finance Committee. During the last five years Mr. Goodyear was also a Trustee of Equity Office Properties Trust, where he chaired the Audit Committee, prior to the sale of the company on February 9, 2007.

Stephan A. James, 63, has served as a director since January 2009. Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is currently a member of the board of directors of Fidelity Information Services and serves as a member of the University of Texas McCombs School of Business Advisory Board. During the past five years Mr. James also served as a director at Metavante Technologies, Inc. and CDW Corporation.

Directors whose terms continue until the annual meeting of shareholders in 2012:

Thomas A. Gildehaus, 69, has served as a director since October 2000. In recent years Mr. Gildehaus has served as Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago, Illinois. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Genesis Health Systems Inc. and a trustee of the Figge Art Museum. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration degree, with Distinction, from Harvard University.

Peter B. Pond, 65, has served as a director since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is Chairman of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Cynthia A. Glassman Ph.D., 62, has served as a director since October 2009. Dr. Glassman was appointed by President Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the U.S. Securities and Exchange Commission from 2002 to 2006. Dr. Glassman has spent over 35 years in the public and private sectors focusing on financial services regulatory and public policy issues, including 12 years at the Federal Reserve where she worked at the Federal Reserve Bank of Philadelphia and subsequently at the Board of Governors. Dr. Glassman is a director of Discover Financial Services, a trustee of the SEC Historical Society and an Honorary Fellow of Lucy Cavendish College, University of Cambridge, England.

Board and Committee Meetings

The board of directors has an audit committee which monitors the integrity of our financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; provides an avenue of communication among the independent accountants, management, including internal audit, and our board of directors; and monitors significant litigation and financial risk exposure. The members of the audit committee are Messrs. Gildehaus (chairman), James, Pond and Tipsord, each of whom is independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and applicable SEC rules. The board of directors has determined that each of Mr. Gildehaus and Mr. Tipsord meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee met six times during 2009. A copy of the audit committee’s charter is available on our website at http://www.navigantconsulting.com/auditcmtecharter.

The board of directors has a compensation committee which reviews and monitors matters related to management development and succession; oversees executive compensation policies and pay for performance criteria; reviews and recommends to the board of directors approval of base salary, annual incentive bonus and all long-term incentive awards of our chairman of the board of directors and chief executive officer; reviews and approves such compensation arrangements for all corporate officers and certain other key employees; approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the board of directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out the responsibilities as have been delegated to the compensation committee under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to the compensation committee by our board of directors or management. The members of the compensation committee are Messrs. Skinner (chairman), Gildehaus, James and Tipsord, each of whom is independent as defined by the listing standards of the NYSE. The compensation committee met seven times during 2009. A copy of the compensation committee’s charter is available on our website at http://www.navigantconsulting.com/compensationcmtecharter.

The board of directors has a nominating and governance committee which identifies individuals qualified to become members of our board of directors and recommends to the board of directors nominees for election as directors at the next annual meeting of shareholders. The nominating and governance committee has approved corporate governance guidelines and charters for the committees of our board of directors and a code of business standards and ethics, all of which are posted on our website (at www.navigantconsulting.com/about_nci/corporate_governance/business_standards_ethics). Copies of those documents are available upon request as described under “Other Information.” The members of the nominating and governance committee are Mr. Pond (chairman), Dr. Glassman, Mr. Skinner and Governor Thompson, each of whom is independent as defined by the listing standards of the NYSE. The nominating and governance committee met five times during 2009. A copy of the nominating and governance committee’s charter is available on our website at http://www.navigantconsulting.com/nominatingcmtecharter.

The board of directors has an executive committee, which can act in lieu of the board of directors as necessary. The members of the executive committee are Governor Thompson (chairman) and Messrs. Goodyear and Skinner. The executive committee met two times during 2009.

The board of directors met 12 times during 2009 with each director in attendance at each meeting, except that two directors each missed one meeting and one director missed two meetings. Each director also attended all of the meetings of the committees on which he or she served, except that one director missed one audit committee meeting, one director missed one compensation committee meetings and one director missed one nominating and governance committee meeting. The non-management directors meet in regularly scheduled executive sessions and have selected Governor Thompson to serve as presiding director. While we have no formal policy regarding attendance by directors at the annual meeting of shareholders, we encourage our directors to attend. All of the directors attended the 2009 annual meeting of shareholders.

Mr. Goodyear has been our chairman and chief executive officer since 2000. The board of directors believes this combined role has been an effective leadership structure for our company and continues to be an appropriate leadership structure for the company. Mr. Goodyear’s breadth of experience and business acumen enables him to provide day-to-day management, leadership and guidance to the company. As chief executive officer he is accountable for the performance of the company. He is deeply involved in strategic decisions and is able to continually monitor controls and procedures and risks that face the company. Our board of directors is comprised of Mr. Goodyear and seven independent directors. The board is responsible for overseeing our risk management process. In addition to reports to the board from the chairman and chief executive officer, the company formed an enterprise risk management committee to evaluate risks affecting our business, which committee reports directly to the audit committee. The internal audit function conducts an annual risk assessment and also reports directly to the audit committee. In addition, our corporate governance guidelines require that the board appoint an independent lead or presiding director. Governor Thompson serves as the independent lead director. Management, as well as internal audit and the enterprise risk management committee, has unfettered access to his counsel. Our corporate governance guidelines also provide that the board shall meet at regularly scheduled executive sessions without management, and in performance of his role of lead independent director he leads all executive sessions of the board. He also serves as the chairman of the executive committee. Further, he offers an independent view of the company and serves as the conduit for the independent directors to relay any issues or concerns or agenda items for upcoming meetings of the board.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the company as of and for the year ended December 31, 2009 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the company, the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding their communications with the audit committee concerning independence, and we have discussed with that firm its independence from the company. The audit committee also has discussed with the management of the company, including internal audit, and KPMG LLP such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the company’s board of directors the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2009 in the company’s annual report on Form 10-K for the year ended December 31, 2009. The audit committee appointed KPMG LLP to act as the company’s independent registered public accounting firm for 2010.

AUDIT COMMITTEE

Thomas A. Gildehaus, Chairman
Stephan A. James
Peter B. Pond
Michael L. Tipsord

CORPORATE GOVERNANCE

The nominating and governance committee of our board of directors monitors and reviews new SEC rules and NYSE corporate governance standards as they are proposed, revised and adopted. The nominating and governance committee approved corporate guidelines and committee charters that are intended to ensure compliance with the SEC rules and NYSE listing standards. Copies of these guidelines and charters are posted on our website at www.navigantconsulting.com/about_nci/corporate_governance. The nominating and governance committee approved a code of business standards and ethics, which is also posted on our website.

On an annual basis, the nominating and governance committee reviews and makes recommendations to the board of directors as to whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards. The nominating and governance committee’s review is based on all relevant facts and circumstances, as well as applicable criteria set forth in applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee has developed certain “categorical standards” describing certain relationships that are considered immaterial and do not preclude a finding of “independence.”

The following relationships are considered immaterial and do not preclude a finding of “independence”:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where payments are made by us “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the board of directors will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee.

A copy of these categorical standards is posted on our website and is included as Appendix A to this proxy statement. During the course of our review, the nominating and governance committee and the board of directors assessed the relationship Mr. Skinner has with Sidley Austin LLP through his spouse, where she disclaims all payments by the company. Based on this review, the nominating and governance committee has found and the board of directors has affirmed that all of our current directors except for Mr. Goodyear are “independent” within the meaning of the NYSE listing standards, and that all of the members of the audit committee meet the SEC’s more stringent standards for audit committee independence.

In addition, the board of directors has adopted a policy requiring directors to submit a letter of resignation upon a substantial change in a director’s occupation or business association and a policy stating that we will submit adoption or extension of any shareholder rights plan to a shareholder vote, unless the board, in the exercise of its fiduciary responsibilities, believes it is in the best interests of the company and the shareholders to adopt or extend (for one year) a shareholder rights plan without the delay that would come from the time required to seek a shareholder vote. Copies of these policies are posted on our website at www.navigantconsulting.com/about_nci/corporate_governance.

In February 2010, the nominating and governance committee recommended to the board of directors that Governor Thompson and Messrs. Skinner and Tipsord be reelected to the board of directors to serve a term of three years. The nominating and corporate governance committee works with the board of directors to determine the appropriate characteristics, skills, and experiences for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience. In considering the qualifications of sitting directors as well as future candidates for election to the board of directors, the nominating and governance committee considers all relevant factors, including judgment, character, reputation, education and experience, in relation to the qualifications of any alternate candidates and in relation to the particular needs of the board of directors, its committees and us as they exist at the time such candidates are considered. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the board. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience, as well as diversity of gender, ethnicity and race. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for reelection, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. The nominating and governance committee will also consider each candidate’s relationships, if any, with us, our directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards, and Delaware law. The nominating and governance committee retained Heidrick & Struggles to conduct a director search in 2008. We specifically instructed Heidrick & Struggles to evaluate candidates in light of the board’s requirements regarding education, experience, skills and qualifications and diversity. As a result, Mr. Stephan A. James was referred to the company and appointed to the board of directors in January 2009, Mr. Michael L. Tipsord was referred to the company and appointed to the board of directors in July 2009 and Ms. Cynthia A. Glassman was referred to the company and appointed to the board of directors in October 2009.

As part of the review of each continuing director and each nominee for director, the nominating and governance committee evaluated the particular experience, qualifications, attributes and skills of each director. A discussion of each nominee or continuing director follows.

Governor James R. Thompson, who has been nominated for election as a director at the annual meeting, has over 50 years of legal, political and management experience. Governor Thompson served as Governor of the State of Illinois for 14 years and has practiced law in various capacities, from the U.S. Attorney’s office to leading a major law firm. Governor Thompson has significant experience navigating the complex regulatory and legal landscape that exists today and provides significant business and strategic advice to the company.

Samuel K. Skinner, who has been nominated for election as a director at the annual meeting, has served in key leadership positions in industry and in government. Mr. Skinner was President of Commonwealth Edison Company and served as Chief of Staff to former President George H.W. Bush, as well as U.S. Secretary of Transportation. Like Governor Thompson, Mr. Skinner also has significant experience in the law-firm channel and was a former prosecutor. Mr. Skinner brings a deep understanding of the legal and regulatory environment in which the company provides services. Further, Mr. Skinner has served on the boards of 17 companies over the last 20 years and brings a wealth of experience regarding board processes and the need for independent assessment of the company and of management.

Michael L. Tipsord, who has been nominated for election as a director at the annual meeting, is the Chief Financial Officer of a major insurance company, and brings deep financial and regulatory expertise as well as a critical understanding of the financial services industry, one of our core business segments. He also provides our management and our board with real time capital markets perspectives. In addition, Mr. Tipsord has broad experience in accounting and financial risk controls and management.

William M. Goodyear, the company’s chairman and chief executive officer, has 30 years of commercial banking experience, both domestic and international. Within the context of that experience he also has had significant exposure to litigation and regulatory matters. Mr. Goodyear brings significant experience in management and financial controls to the company along with business acumen related to multiple industries of importance to the company. He provides a deep understanding of the strategies necessary to run and grow our business.

Stephan A. James has had multiple leadership roles related to global business and technology consulting and was Chief Operating Officer of Accenture Ltd. Mr. James provides key insights into managing professional services workforces, both domestic and international. He has a deep understanding of corporate governance needs, and understands successful strategies for running global consulting firms.

Thomas A. Gildehaus has built and sold consulting companies and has served in leadership positions in multiple industrial companies. He has significant accounting expertise and knowledge relevant to the evolving dynamics of the consulting industry. Mr. Gildehaus provides substantial input into the growth and acquisition strategies which are an inherent part of our business model.

Peter B. Pond is an investment banker, with significant experience in finance and strategy. He brings a deep understanding of the consulting model of business as well as significant experience in and perspectives with respect to the capital markets. Mr. Pond has a strong financial acumen and is a successful business leader on a national level. Mr. Pond provides thought leadership in our strategic positioning efforts.

Cynthia A. Glassman holds a Ph.D. in economics and served as the Under Secretary for Economic Affairs, U.S. Department of Commerce. Dr. Glassman provides insights that are specifically beneficial to our economics business segment. In addition, she served as a Commissioner at the Securities and Exchange Commission and brings a thorough and unique perspective to regulatory issues. She has also served as a consultant practitioner with particular focus on financial services issues and risk management and brings a keen understanding of the company’s business model and retention strategies. In addition, she has deep experience in strategy issues and possesses the ability to identify market trends and opportunities of importance to us.

The nominating and governance committee will consider nominees for director recommended by shareholders on the same basis as candidates identified by the nominating and governance committee, if the nominations are received by the nominating and governance committee within the time frame established by our by-laws for nominations by shareholders of director candidates described under “Shareholder Proposals for the 2011 Proxy Statement.” Recommendations should be sent to Navigant Consulting, Inc., 30 S. Wacker, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information for 2009 regarding the compensation program in place for our principal executive officer, principal financial officer and the two other most highly-compensated executive officers. Throughout this proxy statement, these individuals are referred to as the “named executive officers” or “NEOs.”

Executive Summary

•	In order to attract and retain top caliber executive talent in our competitive industry, we targeted the 2009 total compensation opportunity for our NEOs to be, on average, between the 50th and 75th percentile of our peer group of companies, based on benchmarks and guidance provided by our outside compensation consultant.

•	For 2009, our overall average target mix of compensation components for the NEO group was 59% total annual cash (base salary plus annual incentive bonus) and 41% long-term incentive.

•	Further, we targeted a mix of fixed and variable incentive compensation which was designed to motivate our NEOs to deliver both short and long-term value as measured in both strategic qualitative and financial goals, specifically revenue growth, profitability and earnings per share.

•	We believed the degree of difficulty in achieving these goals was not insignificant; nonetheless, we believed the goals to be achievable and the target awards to be commensurate with those achievements.

•	The guiding principle we applied when awarding compensation was to “pay for performance.”

•	Both individual and overall company performance were reviewed. More specifically, the individual NEO reviews considered the degree to which each NEO was accountable for the overall company results as well as their individual roles and deliverables.

•	In 2009, company financial performance goals relating to revenue growth, profitability and earnings per share growth were not met. We met our 2009 strategic qualitative goals in terms of completion of our firmwide strategic review and strategic plan, as well as the 2009 implementation goals of the plan to refine our focus on key strategic growth lines of business. Management’s response to the less-than-targeted financial performance was appropriate and resulted in preserving profitability levels and company positioning for the future. As a result, both the annual and long term incentive awards for the NEOs were generally less than half of target.

•	Going forward, we believe that the compensation opportunity we have targeted for our NEOs remains aligned with the competitive market opportunity and retains design features which will both retain our NEOs and continue to motivate and reward them for delivery of our strategic qualitative and financial performance goals.

Compensation Philosophy and Objectives

The compensation committee of our board of directors has responsibility for approving the compensation program for our NEOs, with the exception of our chief executive officer, for whom the compensation committee recommends the compensation program to the board of directors. The compensation committee acts pursuant to a charter that has been approved by our board of directors.

The compensation committee believes that our compensation strategy plays a key role in attracting and retaining highly qualified individuals by aligning their cash and equity compensation with the competitive market. It also motivates them to create short-term and long-term value for the company, with the ultimate objective of improving shareholder value. The compensation committee evaluates both performance and compensation to ensure that compensation earned by key employees remains both competitive relative to the compensation paid to similarly situated executives of our peer companies as well as commensurate with the individual performance delivered and the overall performance of the company. The compensation committee believes its executive compensation packages should include both cash and stock-based compensation that reward performance as measured against established goals.

Further, our approach to compensation program design, practices and policies applicable to employees throughout our organization is consistent with that followed for executives and, accordingly, we believe these practices and policies are not reasonably likely to have a material adverse effect on our company. We design our compensation programs to mitigate risk to the company. We benchmark our compensation and benefits packages for key levels of the organization at least every other year. We target all elements of our compensation and benefits programs to be appropriately competitive within the markets in which we operate. Our annual variable incentive opportunity for all eligible employees is fundamentally at risk as it is a function of performance, as defined by profitability.

A limited number of key senior level consulting personnel are eligible to participate in a long-term incentive program that awards stock options and/or restricted stock in varying amounts based upon firm performance. Further, all awards are subject to three year vesting periods. We feel this combination of base salary, bonus plans tied to performance and limited long-term incentives with three year vesting periods is balanced and serves to motivate our employees to accomplish our company objectives while avoiding taking unreasonable risks.

Setting Executive Compensation

Based on the foregoing objectives, the compensation committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving or exceeding such goals. To assist with this, the compensation committee has engaged the compensation consulting firm of Watson Wyatt & Company (Towers Watson, effective January 1, 2010) to conduct an annual review of our total compensation program for the NEOs. Watson Wyatt provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations made by our management for executives other than the chief executive officer. Watson Wyatt also provides the compensation committee with assistance in reviewing our long-term incentive plan and the appropriate usage of shares under that plan, as well as relevant market data and alternatives to consider with respect to director compensation. In performing these duties for the compensation committee, Watson Wyatt is directed to assess total compensation relative to our peer group as well as the specific needs of our company. Although Watson Wyatt has been retained by the compensation committee, from time to time, as necessary, the company’s management provides information and discusses alternatives directly with Watson Wyatt, at the direction of the compensation committee.

In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of strategic analysis and consulting companies against which the compensation committee believes we compete for talent and for shareholder investment (collectively, our “peer group”). Prior to 2009, our peer group consisted of the following companies:

The Advisory Board Company
ChoicePoint, Inc.
Corporate Executive Board
CRA International Inc.
Diamond Management & Technology Consultants, Inc.
FTI Consulting, Inc
Gartner Group, Inc.
Huron Consulting Group Inc.
LECG Corporation
MAXIMUS, INC.
Resources Connection, Inc.
Tetra Tech, Inc.
Watson Wyatt Worldwide, Inc.

For 2009, upon the advice of Watson Wyatt and based upon an assessment of the current peer and potential peer company revenue size, business model, labor and investor capital markets, and in consideration of mergers and acquisitions among the peer companies, the compensation committee made the following changes to the peer group:

Remove from the peer group:
ChoicePoint, Inc.
Diamond Management & Technology Consultants, Inc.
Watson Wyatt Worldwide, Inc.

Add to the peer group:
Duff & Phelps Corporation
ICF International, Inc.
Exponent, Inc.

We compete with members of our peer group, the major public accounting firms and other companies for top executive-level talent. As such, the compensation committee generally targets compensation for NEOs, on average, between the 50th and the 75th percentiles of total compensation paid to similarly situated executives of the companies comprising our peer group. However, actual compensation may deviate from the target after we consider factors such as the experience level of the individual, the individual’s performance, our overall company performance and other market factors. This compensation strategy recognizes the compensation committee’s expectation that, over the long-term, we will continue to generate shareholder returns in excess of the average of our peer group.

A significant percentage of total compensation is targeted to be allocated to incentives as a result of the performance-based philosophy mentioned above, which the compensation committee believes is critical to our long-term success. While allocation between cash and non-cash compensation is governed, in part, by the employment agreements with the NEOs, which were designed consistent with this philosophy and approach, there is no pre-established policy or target for the allocation between short-term and long-term incentive compensation. The compensation committee believes that its 2009 compensation programs for the NEO group, pursuant to which base and annual cash performance incentive compensation was targeted at approximately 59% of the total value of all target compensation, strikes the correct balance and is appropriate relative to our overall 2009 targeted company performance as well as to the practices of the companies within our peer group. This mix of equity and annual cash compensation aligns our NEOs’ goals with those of our shareholders, while also permitting the compensation committee to motivate the NEOs to pursue specific short and long-term performance goals.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based annual incentive compensation; and

•	long-term equity incentive compensation.

Cash Compensation

Our compensation program for the NEO group for 2009 was designed so that an average target of approximately 59% of total compensation would be paid in the form of cash compensation. Cash compensation is paid in the form of salary and incentive bonus under our incentive compensation program. Salary is included in our NEO compensation package because the compensation committee believes it is appropriate that some portion of the total compensation that is provided to NEOs be provided in a form that is fixed and predictable. Performance-based cash incentive compensation opportunity is included in the package because it permits the compensation committee to motivate our NEOs, in any particular year, to pursue particular objectives that the compensation committee believes are consistent with the overall goals and strategic direction that our management has set and our board of directors has approved.

Salary.  Base salary for NEOs for any given year is generally fixed by the compensation committee at its meeting in the first quarter of each fiscal year. Increases or decreases in base salary on a year-over-year basis depend on the compensation committee’s assessment of company, business unit and individual performance, within the terms of each NEOs’ employment agreement. Certain of the NEOs’ employment agreements set a minimum level of salary. Otherwise, the compensation committee is free to set NEO salary at any level it deems appropriate. Salary reviews are conducted annually in the first quarter of each year, upon completion of the prior year performance assessment process. Salary adjustments, if any, are generally implemented in March. In determining salaries, the compensation committee is generally mindful of its overall goal to remain competitive and keep base compensation for our NEOs within the 50th to 75th percentile of base compensation paid by companies in our peer group. In consideration of these peer company benchmarks, as well as 2009 individual performance, overall company performance, and most significantly due to the performance of the company in 2009, the compensation committee, in concurrence with management’s recommendation, did not approve any salary increases for the NEO group for 2010; the salary levels were left unchanged. This decision is aligned with management’s overall company-wide directive in March 2010 to remain conservative, yet respectful of market competitiveness, in regard to any increases in base salaries. This directive follows a 2009 management decision to hold salaries at their 2008 levels.

Bonus.  We have an annual incentive compensation program which the board of directors reviews each year. The program is funded based upon the degree to which certain strategic qualitative and financial performance goals, including revenue growth, profitability and earnings per share growth, are met. The compensation committee believes these goals are ambitious but achievable. After a review of our performance and each individual’s performance, incentive compensation, if any, is paid to officers and employees in cash and/or restricted stock for the calendar year in which it was earned on or before March 15th of the following year. The incentive compensation opportunity is generally forfeited if an individual is not an active employee on the date incentive compensation is paid, unless contractual obligations require otherwise. In targeting incentive compensation, the compensation committee is generally mindful of its overall goal to target total compensation for our executive officers, on average, between the 50th and the 75th percentiles of compensation paid by companies in our peer group. Incentive compensation is generally awarded in conformity with the contractual amounts set forth in the NEO employment agreements, which were designed consistent with the above stated philosophy and this approach.

Annual Cash Incentive Bonus.  In consideration of these peer company benchmarks, as well as individual performance and overall company 2009 performance, wherein the company did not meet its targets relating to revenue growth, profitability and earnings per share growth, but did meet its specific 2009 strategic qualitative performance goals, the compensation committee approved 2009 annual cash incentive bonuses for the four current NEOs in a total amount equal to 48% of the average of the NEOs’ 2009 annual base salaries. The 2009 annual incentive bonus for the NEOs, for whom the compensation committee approved such bonuses, averages 65% of 2009 annual base salary.

Long-Term Incentive Compensation.

The compensation committee believes that equity compensation is an important component of our compensation structure and promotes long-term retention of our key employees, motivates high levels of performance and recognizes the contributions of key employees to our success. In addition, equity compensation aligns management’s interests with those of our shareholders on a long-term basis. The compensation committee also recognizes that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ the best and most talented key employees who possess demonstrated skills and experience. The compensation committee believes that equity compensation may give us an advantage in attracting and retaining key employees. The compensation committee also believes that our 2005 long-term incentive plan is an important feature of our executive compensation package. Under the plan, options and restricted stock may be granted to the chief executive officer, other officers and key employees who are expected to make important contributions to our future success. In reviewing the size of such equity grants, the compensation committee focuses on our performance, the perceived role of each person in accomplishing our performance objectives and the satisfaction of these individual performance objectives.

The amount of equity compensation provided to each NEO for a given performance year is impacted both by individual and company performance as well as the NEO’s total compensation package compared to total compensation packages for our peer group for that year. The percentages that the compensation committee selects for these purposes in a given year depends on the compensation committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the compensation committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices, as reported to the compensation committee by our outside compensation consultant, of other companies in our peer group. The compensation committee also considers and determines certain design features of the equity based compensation components.

The 2007 special stock incentive program was initiated in March 2007 to substantially enhance both the long-term retention and performance of key senior executives. In order to meet these objectives, the individual awards were designed to be larger than historically had been granted for a single performance year. Consequently, the 2007 special stock incentive program was a two-year award. The award was delivered in a mix consistent with past performance, consisting of 75% restricted shares and 25% options, based on the overall value of each grant. The terms of the special stock incentive program provided for time-based vesting over seven years, with the opportunity to accelerate the vesting of 20% of the restricted shares annually in the event the company achieves annual minimum revenue growth and operating margin goals. In consideration of the company performance relative to the acceleration targets for both 2007 and 2008, the compensation committee approved accelerated vesting of the 2007 tranche. The compensation committee also believed that this acceleration would further motivate and engage the key leader recipients of these grants.

For 2009, the compensation committee further recognized that the difficult economic climate which was a factor in the company not meeting its 2009 financial performance targets, which resulted in the failure to achieve the annual performance thresholds required to accelerate vesting of a portion of the 2007 special stock incentive awards. In order to ensure that the NEOs and other key leader recipients of this special stock incentive awards remain appropriately incentivized and value this award, thereby increasing the retentive value of the program, the compensation committee has modified the vesting terms of the program to (i) eliminate the original seven year time based vesting schedule, which had four years remaining, and replace it with a four year time-based ratable vesting for the remaining four years and (ii) eliminate the performance-based vesting acceleration opportunity. This modification to the vesting terms will slightly increase compensation expense in 2010 and will reduce volatility in the timing of annual expense to be recorded over the remaining term of the program.

Further, in March 2010, the compensation committee awarded the NEOs long-term equity-based incentive compensation for the 2009 performance year, in amounts commensurate with overall firm and individual performance results and in consideration of the approach to compensation noted above. The mix between options and restricted stock may change from year to year. The awards relating to the 2009 performance period consist of 67% restricted shares and 33% options, based on the overall value of each grant. In this program, the restricted stock and options vest ratably over a three-year period.

For 2009, the compensation committee provided long-term incentive equity awards to the NEOs with an average value equal to approximately 41% of their annualized total compensation.

A description of the form of equity awards that may be made under our 2005 long-term incentive plan follows:

Stock Options.  Stock options granted under our 2005 long-term incentive plan may vest over time and with continued employment. Typically, such options vest over a three or four year time period, with a ratable portion of the award becoming exercisable on each anniversary of the grant date. Our option awards currently have a six-year term (prior to 2005, stock options were awarded with ten-year terms). All options are granted with an exercise price equal to the fair market value of our common stock on the grant date, and option repricing is not permitted.

Restricted Stock.  Restricted stock awards under the 2005 long-term incentive plan may vest on an accelerated basis as a result of the satisfaction of performance conditions established by the compensation committee or over time and with continued employment. Restricted stock awards may vest over time, typically three or four -year periods, with restrictions lapsing on a ratable portion of the award on the anniversary date of the grant. Certain time-based restricted stock awards have performance-based accelerated vesting opportunities. Such awards typically vest 100% at the end of a period of time, with the opportunity to vest on an accelerated basis if certain minimum revenue growth and margin performance targets are met on an annual basis. Recipients of restricted stock may receive dividends on and may vote the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

Practices Regarding the Grant of Options

The compensation committee has generally followed a practice of making all option grants to our NEOs on a single date each year. This year, the compensation committee approved the option grants at its meeting in March 2010, concurrent with the annual incentive compensation payment date. The compensation committee believes that it is appropriate that annual awards decisions be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to issue annual option grants to our named executive officers in coordination with the release of material non-public information.

While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the compensation committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, with promotions, for retention purposes or otherwise.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 long-term incentive plan. All options under our 2005 long-term incentive plan are granted with an exercise price equal to the fair market value of our common stock on the grant date. Fair market value is defined under the plan to be fair market value of our common stock on the date the determination of value is being made. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the charter of the compensation committee permits delegation of its authority to grant options in certain circumstances, all grants to NEOs are made by the compensation committee itself and not pursuant to delegated authority.

Perquisites

We offer modest perquisites to our NEOs. Parking and group term life insurance are the main perquisites our NEOs receive.

Post-Termination Compensation

Employment Agreements.  We have entered into employment agreements with certain members of our senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason” following a “change of control,” as these terms are defined in the employment agreements. The employment agreements are described in the section below entitled “Employment Agreements.”

The compensation committee believes that the severance arrangements contained in the employment agreements are an important part of overall compensation for our NEOs. The compensation committee believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their continued employment, prior to or following a change in control. The compensation committee also believes that these agreements are an important recruiting and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Savings Plan

Under the 401(k) Plan, a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 50% of regular earnings on a before-tax basis, up to the limit of $16,500, into their 401(k) Plan accounts in 2010. In addition, under the 401(k) Plan, we can match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings up to a maximum of $5,100. Currently, the company match is suspended, as part of an overall cost management initiative. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Of those annual additions, the current maximum before-tax contribution is $16,500 per year. For purposes of voluntary contributions, no more than $245,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan. For purposes of employer match contributions, no more than $170,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan.

Participants aged 50 and over may also contribute, on a before-tax basis, and without regard to the $49,000 limitation on annual additions or the $16,500 general limitation on before-tax contributions, catch-up contributions of up to $5,500 per year for 2010.

We maintain the 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Stock Ownership Guidelines

The compensation committee has established stock ownership guidelines for our NEOs. These guidelines are designed to encourage our NEOs to increase their equity stake in the company and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that within five years of becoming an NEO, each officer must own (not including unvested, unexercised stock options) shares of our common stock or vested stock units with a value of three times annual base salary. Mr. Goodyear, as chief executive officer, is required to own four times his annual base salary. As of the end of 2009, each of the current NEOs was in compliance with our stock ownership guidelines.

Our insider trading policy prohibits our NEOs from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 per year to our chief executive officer or any of our four most highly paid executive officers, except that compensation above $1,000,000 may be deducted if it is “performance-based compensation” within the meaning of the Code. The compensation committee believes that our current compensation arrangements, which are primarily based on performance, are appropriate and in our and our shareholders’ best interests, without regard to tax considerations. Thus, if the tax laws or their interpretation change or other circumstances occur which might make some portion of the executive compensation non-deductible for federal tax purposes, the compensation committee does not plan to make significant changes in the basic philosophy and practices reflected in our executive compensation program.

NEO Compensation Review

We measure and target individual NEO compensation in two fundamental ways. First, we review benchmark data of similarly situated executives in companies in our peer group to ensure that both the target total compensation opportunity and the relative mix of our three elements of pay (base salary, annual incentive and long-term incentive) remain broadly competitive in comparison to those benchmarks for each individual NEO’s role. Second, we interpret and target the position of our individual NEO compensation levels, in consideration of the individual’s level of experience and tenure at the point of hire and based upon delivered performance thereafter. Generally, we target between the 50th and 75th percentile of the benchmark data on each of the two incentive elements of compensation separately. The salary element is generally targeted to be between the 50th and 75th percentile. However, the final target positioning is determined based on the assessment of the individual’s experience, tenure and, ultimately, performance.

We determine adjustments to individual NEO compensation in consideration of these elements and the targets they define, and based upon the individual and company performance. Compensation reviews are conducted annually in the first quarter, after the close of the prior performance year.

We believe that this approach allows us to both attract and retain qualified NEO talent, while at the same time ensures that we maintain our pay-for-performance philosophy. This philosophy is further reinforced by the relatively high percentage of variable compensation that we target, in the form of annual incentives and long-term incentives. Annual incentive compensation, as a percentage of total annual cash compensation, is targeted based upon an assessment of the benchmarks and individual experience and tenure. Long-term incentive compensation is targeted on average for our NEO group at 50% of total annual compensation. Individual NEO long-term incentive targets are based upon an assessment of the benchmarks and individual experience and tenure. Awards are made in consideration of these targets, and are based upon the performance delivered

Individual performance for NEOs is assessed based upon each NEO’s specific role within the company and that NEO’s contributions toward achieving the company performance targets of strategic qualitative goals and financial performance goals, including revenue growth, profitability and earnings per share growth. We do not apply specific weighting factors to the mix of individual and company performance goals; rather, we perform a qualitative assessment of each NEO’s key leadership roles and each NEO’s effectiveness and contributions to overall company management. Each of our NEOs is evaluated based on (i) overall performance of the area of the company over which the NEO has direct responsibility and (ii) contributions of that area toward achieving the company’s strategic qualitative and financial performance objectives, including revenue growth, profitability and earnings per share growth.

Chief Executive Officer’s Compensation

The total compensation of Mr. Goodyear for 2009, under his employment agreement and in consideration of his annual performance, is reviewed by the compensation committee consistent with the objectives described above. Mr. Goodyear’s annual individual performance review is based upon an assessment of the overall performance of the company in achieving performance objectives including both strategic qualitative goals and financial targets relating to revenue growth, profitability and earnings per share growth. For 2009, the specific strategic qualitative goals were met; the financial performance goals relating to profitability and earnings per share were not met. In addition, Mr. Goodyear’s base salary, annual target incentive compensation, and long-term incentive compensation for 2009 performance were evaluated in consideration of certain benchmarking information and recommendations provided by our outside compensation consultant. Based on the compensation committee’s consideration of the aforementioned information, Mr. Goodyear was awarded no annual cash incentive bonus. In addition,

Mr. Goodyear’s base salary will remain unchanged for 2010, consistent with the company-wide conservative approach to salary increases described above. Further, a long-term incentive award was approved, consisting of restricted stock and options equaling $750,000 in value, consisting of 67% restricted stock and 33% options. The awards of restricted stock and options will vest ratably over a three year period.

For 2010, we believe that Mr. Goodyear’s total compensation opportunity remains appropriately positioned in comparison to the competitive range relative to our peer group and in consideration of our 2009 company performance. We also believe his compensation opportunity for 2010 maintains the performance-based incentives to motivate retention and the achievement of our strategic qualitative and financial performance goals. Mr. Goodyear’s employment agreement is described in the section below entitled “Employment Agreements.”

Other Corporate Officer’s Compensation

The total compensation of our other three current NEOs under their respective employment agreements and their recommended compensation approved by the compensation committee for the 2009 performance year is consistent with the compensation objectives described above. Their target base salaries, annual cash incentive compensation for 2009, and long-term incentive compensation for 2009 were evaluated in consideration of certain benchmarking information and recommendations provided by our outside compensation consultant. Their 2010 salary levels, 2009 annual cash incentive compensation, and 2009 long-term incentive decisions were based on the compensation committee’s consideration of recommendations from the chairman and chief executive officer’s review of their individual performance, overall company performance and, more specifically, the degree to which the individual was accountable for the overall 2009 company results.

For our president and chief operating officer, individual performance is based upon an assessment of the overall financial performance of the company and specifically the company operations in terms of achieving strategic qualitative and quantitative goals and effective management.

For our chief financial officer, individual performance is based upon an assessment of the overall performance of the company and specifically the financial performance of the company in terms of achieving strategic qualitative as well as quantitative goals and effective management of the finance areas.

For our general counsel, individual performance is based upon an assessment of the overall performance of the company and specifically the legal risk profile of the company in terms of both qualitative and quantitative goals and effective management of the legal function.

Ms. Howard was not awarded any 2009 annual cash incentive bonus. The approved 2009 annual cash incentive bonus amount of $150,000 equaled 33.3% of the total annual cash compensation for Mr. Nardi. The approved 2009 annual cash incentive bonus amount of $125,000 equaled 32% of the total annual cash compensation for Ms. Weed. No salary increases were approved for 2010, consistent with the company-wide conservative approach to salary increases described above. Further, long-term incentive awards were granted to these three NEOs, in the amounts of $500,000, $300,000 and $250,000, for Ms. Howard, Mr. Nardi and Ms. Weed, respectively, consisting of 67% restricted stock and 33% options, each vesting ratably over a three year period. Total long-term incentive amounts averaged 38% of the total compensation for this group of three NEOs. Ms. Howard’s long-term incentive award comprised 46% of her total 2009 compensation. Mr. Nardi’s long-term incentive award comprised 33% of his total 2009 compensation. Ms. Weed’s long-term incentive award comprised 32% of her total 2009 compensation.

For 2010, we believe that the total compensation opportunity for these three current NEOs remains within the competitive range relative to our peer group and maintains the performance-based incentives to motivate retention and achievement of our strategic qualitative and financial performance goals.

Mix of Pay Components

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on this review and discussion, we recommend to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2010 annual meeting.

COMPENSATION COMMITTEE

Samuel K. Skinner, Chairman
Thomas A. Gildehaus
Stephan A. James
Michael L. Tipsord

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2009. We also have employment agreements with each of the named executive officers, the terms of which are described below in “Employment Agreements.” Salary and bonus amounts are set in accordance with such agreements.

Based on the fair value of equity awards granted in 2010 to the four current named executive officers and the 2009 base salary and bonus of the named executive officers, “Salary” accounted for 52.6% of total compensation and “Bonus” accounted for 6.3% of total compensation, for a combined percentage of 58.9% of total compensation. Because the table below reflects the fair value of the equity awards granted in 2009 rather than in 2010, these percentages cannot be derived using the amounts reflected in the table below.

					Stock	Option	All Other
		Salary		Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

William M. Goodyear	2009	850,000		0	771,399	395,920	23,160	2,040,479
Chairman and Chief	2008	850,000		900,000	0	0	23,169	1,773,169
Executive Officer	2007	833,462		0	1,648,589	381,733	16,704	2,880,488
Thomas A. Nardi	2009	450,000		150,000	48,219	24,746	12,123	685,088
Executive Vice President and Chief Financial Officer	2008	60,577	(5)	100,000	500,010	0	414	661,001
Julie M. Howard	2009	600,000		0	546,416	280,442	10,970	1,437,828
President and	2008	600,000		650,000	0	0	31,522	1,281,522
Chief Operating Officer	2007	591,731		0	1,364,064	381,733	10,101	2,347,629
Monica M. Weed	2009	400,000		125,000	48,219	24,746	9,063	607,028
Vice President, General Counsel and Secretary	2008	61,538	(6)	250,000	500,001	0	572	812,111

(1)	Each of Mr. Nardi and Ms. Weed’s 2008 bonus was a sign-on bonus.

(2)	Stock Awards present the grant date fair value of the awards granted during the year. Assumptions used in calculating the fair value of these awards are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 19, 2010. Mr. Goodyear’s 2007 Stock Award includes 26,186 shares of restricted stock (6,789 of the restricted shares were company-match shares), with a value of $486,012, which were granted in 2007 as part of the 2006 bonus. Ms. Howard’s 2007 Stock Award includes 10,856 shares of restricted stock (2,815 of the restricted shares were company-match shares), with a value of $201,487, which were granted in 2007 as part of the 2006 bonus.

(3)	Option awards present the grant date fair value of the awards granted during the year. Assumptions used in calculating the fair value of these awards are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 19, 2010.

(4)	The amount shown in this column reflects, for each named executive officer:

• matching contributions allocated by us to the named executive officer pursuant to the 401(k) Plan;

• the value attributable to life insurance benefits provided to the named executive officers; and

• the aggregate incremental cost to us for parking at our headquarters for the named executive officer.

Mr. Goodyear’s other compensation consisted of the following: value attributable to life insurance benefits — $14,988; matching contributions for 401(k) Plan — $5,100; and perquisites of parking costs — $3,071. Ms. Howard’s other compensation consisted of the following: value attributable to life insurance benefits — $3,234; matching contributions for 401(k) Plan — $5,100; and perquisites of parking costs — $2,636. Mr. Nardi’s other compensation consisted of the following: value attributable to life insurance benefits — $4,387; matching contributions for 401(k) Plan — $5,100; and perquisites of parking costs — $2,636.

(5)	Mr. Nardi’s 2008 salary is for a partial year. Mr. Nardi joined us in November 2008 and his annualized salary in 2008 was $450,000.

(6)	Ms. Weed’s 2008 salary is for a partial year. Ms. Weed joined us in November 2008 and her annualized salary in 2008 was $400,000.

GRANTS OF PLAN BASED AWARDS

			All Other Stock
			Awards: Number	All Other Option
			of Shares of	Awards: Number	Exercise or	Grant Date Fair
		Grant	Stock	of Securities	Base Price of	Value of Stock
		Approval	or Units	Underlying Options	Option Awards	and Option
Name	Grant Date	Date	(#)(1)	(#)	($/sh)(2)	Awards ($)

William M. Goodyear	3/16/2009	3/10/2009	65,207	67,693	11.83	1,167,318
Thomas A. Nardi	3/16/2009	3/10/2009	4,076	4,231	11.83	72,965
Julie M. Howard	3/16/2009	3/10/2009	46,189	47,949	11.83	826,858
Monica M. Weed	3/16/2009	3/10/2009	4,076	4,231	11.83	72,965

(1)	Restricted stock or option awards under our 2005 long-term incentive plan. Restricted stock and option grants vest 25% on each of the first four anniversaries of the grant date.

(2)	The exercise price was determined by using the closing price on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of Shares		Market Value of
	Underlying	Underlying		Option		or Units of Stock		Shares or Units
	Unexercised	Unexercised		Exercise	Option	That Have Not		of Stock That Have
	Options (#)	Options (#)		Price	Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

William M. Goodyear	178,750	—		3.9375	9/1/2010	7,229	(2)	107,423
	60,000	—		3.73	11/19/2011	21,685	(3)	322,239
	90,000	—		6.05	12/20/2012	48,941	(4)	720,576
	21,874			25.975	3/1/2011	65,207	(2)	968,976
	26,895	8,965	(1)	19.455	3/15/2012
	18,883	18,883	(1)	19.18	4/30/2013
	—	67,693	(1)	11.83	3/16/2015
Thomas A. Nardi	—	4,231	(1)	11.83	3/16/2015	22,416	(2)	333,102
						4,076	(2)	60,569
Julie M. Howard	45,000	—		6.05	12/20/2012	3,374	(2)	50,138
	10,937	—		25.975	3/1/2011	10,119	(3)	150,368
	12,551	4,184	(1)	19.455	3/15/2012	48,491	(4)	720,576
	1,226	—		3.9375	9/1/2010	46,189	(2)	686,369
	18,883	18,883	(1)	19.18	4/30/2013
	—	47,949	(1)	11.83	3/16/2015
Monica M. Weed	—	4,231	(1)	11.83	3/16/2015	22,322	(2)	331,705
						4,076	(2)	60,569

(1)	Options vest at a rate of 25% per year over the first four years of the six-year option term.

(2)	Restricted stock grants vest 25% on each of the first four anniversaries of the grant date.

(3)	The restricted stock vests six years after the grant date, however, if certain revenue growth and margin performance targets are met each year, the vesting of 25% of the award may be accelerated.

(4)	Restricted stock grants vest 25% on each of the next four anniversary dates commencing April 30, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

William M. Goodyear	9,000	36,484	28,014	372,644
Thomas A. Nardi	—	—	7,471	109,226
Julie M. Howard	—	—	19,827	272,629
Monica M. Weed	—	—	7,440	107,359

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation that would be payable to each of our named executive officers in the event of termination of such officer’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, death or disability, involuntary not-for-cause termination or termination for good reason and termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such officer’s termination. In addition, any or all payments may be delayed for six months following a “separation from service” with us if such delay in payments is necessary to comply with Internal Revenue Code Section 409A, and delayed cash payments will accrue interest at a rate equal to 5% per annum.

			Continuation of
			Medical/Welfare	Acceleration and
	Cash Payment		Benefits (present	Continuation of	Excise Tax	Total Termination
	($)		value) ($)	Equity Awards ($)(1)	Gross-up ($)	Benefits ($)

William M. Goodyear
• Voluntary	0		0	0	0	0
• Death/Disability	2,833,333		0	0	0	2,833,333
• Involuntary or Good Reason	2,833,333		0	0	0	2,833,333
• Termination After a Change of Control	4,250,000		0	2,324,324	0	6,574,324
Thomas A. Nardi
• Voluntary	0		0	0	0	0
• Death/Disability	450,000		0	0	0	450,000
• Involuntary or Good Reason	450,000		0	0	0	450,000
• Termination After a Change of Control	900,000		0	406,491	0	1,306,491
Julie M. Howard
• Voluntary	0		0	0	0	0
• Death/Disability	2,031,333	(2)	8,450	0	0	2,039,783
• Involuntary or Good Reason	2,031,333	(2)	8,450	0	0	2,039,783
• Termination After a Change of Control	3,047,000	(2)	8,450	1,752,736	1,668,911	6,477,097
Monica M. Weed
• Voluntary	0		0	0	0	0
• Death/Disability	400,000		0	0	0	400,000
• Involuntary or Good Reason	400,000		0	0	0	400,000
• Termination After a Change of Control	800,000		0	405,094	0	1,205,094

(1)	The compensation committee has the discretion to vest any equity awards upon the occurrence of any of the events listed.

(2)	There is no pro-rata portion of the current year bonus included in this amount based on company performance.

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	Accrued salary and vacation pay;

•	Distributions of plan balances under the 401(k) Plan; and

•	Payments of amounts under disability insurance policies.

Cash Payments made for Termination with no Change of Control, other than for Cause or Voluntary

We have entered into employment agreements with each named executive officer. Pursuant to these agreements, if the NEO’s employment is terminated involuntarily or following death, disability, or if the executive terminates employment for good reason, the cash payments referenced above would be calculated as follows:

•	Mr. Goodyear would receive a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses.

•	Mr. Nardi would receive a lump sum severance payment of one times the sum of his base salary and the average of the three most recent annual bonuses.

•	Ms. Howard would receive a lump sum severance payment of two times the sum of her base salary and the average of the three most recent annual bonuses, plus the pro-rata portion of the current year bonus based on company performance and as determined by the compensation committee, plus continuation of healthcare benefits at the same level and cost as immediately preceding termination for twenty-four months or earlier if alternate coverage is obtained.

•	Ms. Weed would receive a lump sum severance payment of one times the sum of her base salary and the average of the three most recent annual bonuses.

These employment agreements have been filed as exhibits to our periodic or current filings with the SEC and are described below under “Employment Agreements.”

Payments Made Upon a Change of Control

Pursuant to employment agreements with our NEOs, if the NEO’s employment is terminated following a change of control the cash payments referenced above would be calculated as follows:

•	Mr. Goodyear would receive a lump sum severance payment of three times the sum of his base salary and the average of the three most recent annual bonuses.

•	Mr. Nardi would receive a lump sum severance payment of two times the sum of his base salary and the average of the three most recent annual bonuses.

•	Ms. Howard would receive a lump sum severance payment of three times the sum of her base salary and the average of the three most recent annual bonuses, plus the pro-rata portion of the current year bonus based on company performance and as determined by the compensation committee, plus continuation of healthcare benefits at the same level and cost as immediately preceding termination for twenty-four months or earlier if alternate coverage is obtained.

•	Ms. Weed would receive a lump sum severance payment of two times the sum of her base salary and the average of the three most recent annual bonuses.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i) upon the sale of us or disposition of our assets having a fair market value of at least 60% of our assets;

(ii) if any person acquires more than 50% of our common stock outstanding or the combined voting power of our voting securities entitled to vote generally in the election of directors outstanding immediately after the acquisition; or

(iii) upon the consummation of a reorganization, merger or consolidation of us or the sale or other disposition of all or substantially all of our assets unless (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of our common stock or voting securities outstanding immediately prior to such business combination beneficially owned, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination, (b) no person beneficially owns 50% or more of the resulting shares of common stock from such business combination except to the extent that such ownership existed prior to the business combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such business combination were members of the existing board of directors at the time of the execution of the initial agreement or action of such original board.

In addition, each NEO has a provision in their restricted stock or option grant that provides for the acceleration and continuation of equity awards upon a change of control.

Employment Agreements

The term of the employment agreement with our chairman and chief executive officer, Mr. Goodyear, is indefinite. The employment agreement provides for an annual base salary, which is subject to adjustment from time to time, and does not limit Mr. Goodyear’s bonus. The employment agreement provides, among other things, that if we terminate Mr. Goodyear for other than for cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (defined as (a) a material change in Mr. Goodyear’s title, functions, duties or responsibilities, which would cause his position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, (c) any change in the number or composition of the board of directors which causes Mr. Goodyear to believe that the exercise of his duties may be adversely affected, or (d) requiring Mr. Goodyear to relocate his residence), or if Mr. Goodyear’s employment is terminated because of death or disability, then we will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times his average annual bonus for the immediately preceding three years. However, if Mr. Goodyear terminates his own employment other than for good reason, we would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event of Mr. Goodyear’s termination of employment within the twelve months prior to or following a change in control (described under “Payments Made Upon a Change of Control”) for any reason, we will pay to Mr. Goodyear an amount equal to three times the sum of his base salary and his average annual bonus for the immediately preceding three years. Mr. Goodyear is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Internal Revenue Code Section 4999 on amounts or benefits received by Mr. Goodyear. In consideration of the uncertainty and complexity of Section 409A, Mr. Goodyear’s employment agreement was also amended to include a tax gross-up in the event any payments under the employment agreement resulted in the imposition of tax penalties under Section 409A.

The employment agreement with Mr. Nardi, our executive vice president and chief financial officer, is for a rolling one-year period, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Mr. Nardi for other than cause (as defined in the agreement) or Mr. Nardi terminates his employment for good reason (defined as (a) a material change in Mr. Nardi’s title, functions, duties or responsibilities, which would cause his position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, or (c) requiring Mr. Nardi to relocate his residence), or if Mr. Nardi’s employment is terminated because of death or disability, then we will pay to Mr. Nardi an amount equal to the sum of his base salary and the average of his annual bonus for the immediately preceding three years. However, if Mr. Nardi terminates his own employment other than for good reason, we would have no further obligation to Mr. Nardi other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Nardi’s employment is terminated for any reason during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), or if such employment is terminated by Mr. Nardi for any reason during the period beginning six months and ending twelve months following a change in control (described under “Payments Made Upon a Change of Control”), then we will pay to Mr. Nardi an amount equal to two times the sum of his base salary and his average annual bonus for the immediately preceding three years.

The employment agreement with Ms. Howard, our president and chief operating officer, is for a rolling one-year period, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, which is subject to increase from time to time, and an annual bonus opportunity equal to the base salary. The employment agreement provides, among other things, that if we terminate Ms. Howard for other than cause (as defined in the agreement), if Ms. Howard terminates her employment for good reason (defined as (a) removal of the title of President and Chief Operating Officer or causing Ms. Howard to no longer report to the CEO, (b) a material change in Ms. Howard’s title, functions, duties or responsibilities, which would cause her position to have significantly less responsibility, importance or scope, (c) material failure by the company to comply with the terms of the employment agreement, (d) requiring Ms. Howard to relocate her residence, or (e) if a new CEO is appointed and the position was not offered to Ms. Howard), or if Ms. Howard’s employment is terminated because of death or disability, then we will pay to Ms. Howard an amount equal to (i) two times the sum of her base salary and her average annual bonus for the immediately preceding three years and (ii) a pro rata portion of her annual bonus for the year in which the termination occurs. In addition, Ms. Howard would be entitled to continuation of her health care benefits for up to two years after such termination of employment. However, if Ms. Howard terminates her own employment other than for good reason, we would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if, during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), we terminate Ms. Howard’s employment other than for cause, death or disability or Ms. Howard terminates her employment for any reason or if during the one year period preceding a change of control we terminate Ms. Howard’s employment, other than for cause, death or disability, in anticipation of a change in control transaction that our board of directors is actively considering and that is ultimately consummated, then we will pay to Ms. Howard an amount equal to (a) three times the sum of her base salary and her average annual bonus for the immediately preceding three years and (b) a pro rata portion of her annual bonus for the year in which the termination occurs. In addition, Ms. Howard would be entitled to continuation of her health care benefits for up to two years after such termination of employment. Ms. Howard is entitled to a tax gross-up payment to make her whole for any excise tax imposed under Internal Revenue Code Section 4999 on amounts or benefits received by Ms. Howard.

The employment agreement with Ms. Weed, our vice president, general counsel and secretary, is for a rolling one-year period, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if we terminate Ms. Weed for other than cause (as defined in the agreement) or Ms. Weed terminates her employment for good reason (defined as (a) a material change in Ms. Weed’s title, functions, duties or responsibilities, which would cause her position to have significantly less responsibility, importance or scope, (b) material failure by the company to comply with the terms of the employment agreement, or (c) requiring Ms. Weed to relocate her residence), or if Ms. Weed’s employment is terminated because of death or disability, then we will pay to Ms. Weed an amount equal to the sum of her base salary and the average of her annual bonus for the immediately preceding three years. However, if Ms. Weed terminates her own employment other than for good reason, we would have no further obligation to Ms. Weed other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Ms. Weed’s employment is terminated for any reason during the one year period following a change in control (described under “Payments Made Upon a Change of Control”), or if such employment is terminated by Ms. Weed for any reason during the period beginning six months and ending twelve months following a change in control (described under “Payments Made Upon a Change of Control”), then we will pay to Ms. Weed an amount equal to two times the sum of her base salary and her average annual bonus for the immediately preceding three years.

On April 24, 2009 the compensation committee adopted a policy that we will not enter into any future employment agreements, or amended employment agreements, that include a modified single trigger for payments contingent upon a change of control or any excise tax gross-ups with respect to payments contingent upon a change in control.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or		Stock	Option	Deferred	All Other
	Paid in		Awards	Awards	Compensation	Compensation
Name	Cash ($)		($)(1)	($)(2)	Earnings($)	($)	Total ($)

Thomas A. Gildehaus	139,500	(3)	73,624	25,002	—	—	238,126
Cynthia A. Glassman	18,098	(4)	131,261	43,751	—	—	193,110
Stephan A. James	127,000	(5)	204,883	67,732	—	—	399,615
Peter B. Pond	139,000	(6)	73,624	25,002	—	—	237,626
Samuel K. Skinner	133,000	(7)	73,624	25,002	—	—	231,626
James R. Thompson	134,000	(8)	73,624	25,002	—	—	232,626
Michael L. Tipsord	51,054	(9)	131,252	43,755	—	—	226,061

(1)	Assumptions used in calculating the fair value of amounts are included in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 19, 2010. The aggregate number of shares of restricted stock outstanding for each director as of December 31, 2009 was as follows: Mr. Gildehaus — 9,015; Dr. Glassman — 9,899; Mr. James — 14,933; Mr. Pond — 9,015; Mr. Skinner — 9,015; Mr. Thompson — 9,015; and Mr. Tipsord — 9,511.

(2)	Assumptions used in calculating the fair value of amounts are included in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 19, 2010. The aggregate number of stock options outstanding for each director as of December 31, 2009 was as follows: Mr. Gildehaus — 44,462; Dr. Glassman — 6,639; Mr. James — 10,125; Mr. Pond — 61,565; Mr. Skinner — 14,462; Mr. Thompson — 51,667; and Mr. Tipsord — 6,323.

(3)	Mr. Gildehaus’ fees include the $60,000 annual retainer fee, $20,000 audit committee chairman fee and $59,500 in meeting fees.

(4)	Dr. Glassman’s fees include a pro-rated $10,598 annual retainer fee and $7,500 in meeting fees.

(5)	Mr. James’ fees include the $60,000 annual retainer fee and $67,000 in meeting fees.

(6)	Mr. Pond’s fees include the $60,000 annual retainer fee, $10,000 nominating committee chairman fee and $69,000 in meeting fees.

(7)	Mr. Skinner’s fees include the $60,000 annual retainer fee, $10,000 compensation committee chairman fee and $63,000 in meeting fees.

(8)	Mr. Thompson’s fees include the $60,000 annual retainer fee, $15,000 lead director fee, and $59,000 in meeting fees.

(9)	Mr. Tipsord’s fees include a pro-rated $27,554 annual retainer fee and $23,500 in meeting fees.

Each non-employee director is paid an annual retainer of $60,000 and a fee of $2,500 for each board of directors meeting and audit committee meeting attended, and $2,000 for each other committee meeting attended. The lead director is paid an additional annual retainer of $15,000, each of the compensation and nominating and governance committee chairmen is paid an additional annual retainer of $10,000, and the chairman of the audit committee is paid an additional annual retainer of $20,000. All directors are reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

All director retainers and meeting fees are paid in cash only, however, non-employee directors may elect to defer the retainer or fees in accordance with our deferred fees plan for directors, which provides that non-employee directors may defer their retainer or fees to an account which will earn interest monthly. Payment is made to the directors under the plan upon such director’s resignation from the board of directors or his or her death. The director can elect to receive the payments in a lump-sum or in installments over ten years.

Under our 2005 long-term incentive plan, the compensation committee has the flexibility each year to establish the equity component of non-employee directors’ fees. However, in 2008, the board of directors determined a fixed annual award and initial election award for directors. In 2009, the compensation committee determined that equity awards for non-employee directors should be granted each year on the date of the company’s annual meeting of shareholders. Accordingly, on the date of the upcoming annual shareholder’s meeting, directors will receive an annual equity award equal in value to $100,000, consisting of 67% restricted stock and 33% options. In 2009, non-employee directors received an annual grant of 3,794 stock options and 5,544 shares of restricted stock, in each case vesting pro rata over a four year period. A non-employee director elected for the first time will receive an equity award equal to $175,000 in value, consisting of 75% restricted stock and 25% options, in each case vesting pro rata over a three year period. In addition, the compensation committee has also established equity ownership guidelines of three times the annual retainer for non-employee directors; each director has three years to achieve compliance with such ownership guidelines.

PROPOSAL 2:

REAPPROVAL OF THE PERFORMANCE MEASURES UNDER
NAVIGANT CONSULTING’S 2005 LONG-TERM INCENTIVE PLAN

We are asking our shareholders to reapprove the material terms of the performance measures for our 2005 Long-Term Incentive Plan, as amended (the “Plan”), in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). At the 2005 Annual Meeting of Shareholders, the shareholders approved the Plan, which provides incentive award opportunities to our officers, other employees, nonemployee directors, consultants, independent contractors and agents.

Specifically, among other awards, the Plan provides for the grant of performance share awards, performance share unit awards and performance unit awards. Performance share awards consist of shares, and performance share unit awards consist of rights, in each case the vesting of which is subject to the attainment of performance measures within a specified performance period determined by the compensation committee and which may be subject to other terms and conditions. Performance share unit awards entitle the holder thereof to receive, upon vesting, shares (which may be restricted stock) or cash, or a combination thereof. Performance unit awards consist of rights that entitle the recipients to receive, upon vesting, cash or shares, or a combination thereof, based upon the achievement of performance measures. In addition, the vesting of restricted stock awards or restricted stock unit awards and the exercisability of stock options or SARs granted under the Plan also may, in the discretion of the compensation committee, be subject to the satisfaction of performance measures.

Section 162(m) of the Code limits the deductibility for federal income tax purposes of compensation in excess of $1 million per year for the chief executive officer and the three other highest compensated officers (other than the chief financial officer) (collectively, the “covered employees”), unless such compensation qualifies as “performance-based compensation” under the Code. Various requirements must be satisfied in order for compensation paid to the covered employee officers to qualify as performance-based within the meaning of Section 162(m). One such requirement is that the compensation must be paid based upon the attainment of performance goals established by a committee of independent board members. The compensation committee of our board of directors, which is comprised of independent directors, administers the Plan and is responsible for selecting the Plan’s participants, establishing the performance goals, certifying that the performance goals are met and approving payouts under the Plan. The goals established by the compensation committee must be based upon performance measures approved by shareholders. In order for compensation paid under the Plan to qualify as performance-based compensation, shareholders must reapprove the material terms of the performance measures every five years. We are requesting shareholders to reapprove the material terms of the performance measures for the Plan in accordance with Section 162(m) of the Code. We are not amending or altering the Plan in any way.

Eligible Employees.  Officers and other employees of the company (approximately 189 persons currently participating), non-employee directors (7 persons currently participating) and consultants, independent contractors and agents (1 person currently participating) are eligible to participate in the Plan.

Award Limits.  To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (i) the maximum number of shares with respect to which options or SARs or a combination thereof subject to performance measures may be granted during any fiscal year to any person is 300,000, subject to adjustment as described in the Plan, (ii) the maximum number of shares with respect to which stock awards subject to performance measures may be granted during any fiscal year to any person is 150,000, subject to adjustment as described in the Plan, and (iii) the maximum amount of compensation that may be payable with respect to performance units granted during any fiscal year to any person is $5,000,000 (determined without regard to compensation described in clause (i) and (ii), if any).

Performance Measures.  Performance measures include one or more of: our common stock value, earnings per share, return on assets, equity or invested capital, total shareholder return, earnings or net income of the company, revenues, market share, cash flows or cost reduction goals, or any combination of the foregoing, as determined by the compensation committee.

If the shareholders approve the proposal, performance-based awards made under the Plan to the covered employees will continue, assuming other conditions are met, to be eligible for treatment as “performance-based compensation” within the meaning of Section 162(m) and will be tax deductible to us. If the shareholders do not approve the material terms of the performance measures for the Plan, the compensation committee will review our executive compensation program and the granting of performance-based awards in light of such vote and the principles described in the section entitled “Compensation Discussion and Analysis”.

As discussed above, any performance-based awards granted under the Plan are subject to performance objectives established by the compensation committee and are, therefore, not determinable. The benefits paid to our named executive officers under the Plan for the most recent three years are disclosed under the columns Stock Awards and Options Awards in the section entitled “Summary Compensation Table” on page 20.

The Board of Directors recommends a vote “FOR” reapproval of the material terms of the performance measures under the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the year 2010.

The board of directors and the audit committee recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 3, 2010 by: (i) each of our directors and nominees; (ii) each of our named executive officers; (iii) all of our directors and executive officers as a group and (iv) each person who beneficially owns more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable. Except as noted below, the address of each person named below is in care of our principal executive offices.

	Shares Beneficially
	Owned(1)
Officers, Directors and 5% Shareholders	Number	Percent

BlackRock, Inc.(2), 40 East 52nd Street, New York, NY 10022	3,617,795	7.2%
Columbia Wanger Asset Management, L.P.(3), 227 West Monroe St., Suite 3000 Chicago, IL 60606	2,943,200	5.9%
Kornitzer Capital Management, Inc.(4), 5420 West 61st Place, Shawnee Mission, KS 66205	2,895,328	5.8%
William M. Goodyear(5)	780,273	1.6%
Thomas A. Nardi(6)	39,319	*
Julie M. Howard(7)	239,217	*
Monica M. Weed(8)	33,367	*
Thomas A. Gildehaus	72,777	*
Cynthia A. Glassman	9,899	*
Stephan A. James(9)	17,019	*
Peter B. Pond	84,558	*
Samuel K. Skinner	40,055	*
James R. Thompson	67,760	*
Michael L. Tipsord	29,011	*
All directors and executive officers as a group (11 persons)(10)	1,413,255	2.8%

*	Less than 1%

(1)	Applicable percentage of ownership as of March 3, 2010 is based upon 49,982,200 shares of common stock outstanding. Beneficial ownership is determined in accordance with SEC rules. Beneficial ownership generally means that a shareholder has sole or shared power to vote or dispose of the stock either directly or indirectly or the right to acquire the shares within 60 days.

(2)	Based on the information provided in the Schedule 13G filed with the SEC on January 29, 2010, we have been informed that on December 1, 2009 BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, Barclays Global Investors, NA and substantially all of its affiliates are now included as subsidiaries of BlackRock, Inc. Of the 3,617,795 shares reported on the Schedule 13G, BlackRock, Inc. reported sole voting power and sole dispositive power with respect to all 3,617,795 shares. In addition, BlackRock, Inc. reported that the following subsidiaries acquired the security being reported but that no entity owned more than 5% of such security: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd.

(3)	Based on the information provided in the Schedule 13G filed jointly by Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust with the SEC on February 10, 2010. Of the 2,943,200 shares reported on the Schedule 13G, Columbia Wanger Asset Management, L.P. reported sole voting power and sole dispositive power with respect to all 2,943,200 shares.

(4)	Based on the information provided in the Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC on January 22, 2010. Of the 2,895,328 shares reported on the Schedule G, Kornitzer Capital Management, Inc. reported sole voting power with respect to all 2,895,328 shares, shared dispositive power with respect to 85,200 shares and sole dispositive power with respect to 2,810,128 shares.

(5)	Of the 780,723 shares, 121,375 shares are pledged by Mr. Goodyear to secure indebtedness. Includes 35,329 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2010.

(6)	Includes 1,057 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2010.

(7)	Includes 25,612 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2010.

(8)	Includes 1,057 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2010.

(9)	Includes 2,086 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2010.

(10)	Includes 65,141 shares of common stock subject to options that are or become exercisable within 60 days of March 3, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. To our knowledge based solely on a review of the copies of such reports sent to us and representations received by our directors and officers, we believe that during the year ended December 31, 2009, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements, with the exception of one filing made one day late on May 14, 2009 due to technical difficulties for each of Messrs. Gildehaus, Skinner, James, Pond and Governor Thompson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified, in accordance with our written related person transaction policy, by the audit committee of the board of directors or, if the audit committee of the board of directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the board of directors, by the vote of a majority of the disinterested members.

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

We did not have any related person transactions requiring approval of the audit committee in 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We had no compensation committee interlocks.

SHAREHOLDER PROPOSALS FOR THE 2011 PROXY STATEMENT

If you wish to submit a proposal to be included in the proxy statement for our annual meeting of shareholders in 2011, you must submit the proposal in writing to the secretary, Navigant Consulting, Inc., at 30 S. Wacker, Suite 3550, Chicago, Illinois 60606. We must receive a proposal by November 30, 2010 in order to consider it for inclusion in the proxy statement for the 2011 annual meeting of shareholders.

In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by our secretary at our principal executive offices, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by us within ten days after we have publicly disclosed the date of the meeting in the manner provided in our by-laws. Our by-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by our secretary at the principal executive offices not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if we have not publicly disclosed in the manner provided in the by-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by our secretary not later than the close of business on the tenth day following the day on which we publicly disclosed the meeting date. The by-laws contain provisions regarding information that must be set forth in the shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our compensation plans as of December 31, 2009.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	the First Column)

Equity compensation plans approved by shareholders	1,323,719	$9.07	3,185,077
Equity compensation plans not approved by shareholders	87,149	$13.34	224,266

Total	1,409,868	$9.33	3,409,343

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, has provided an unqualified opinion regarding our financial statements as of and for the year ended December 31, 2009 and the effectiveness of internal controls over financial reporting as of December 31, 2009. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2008 and 2009 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed 100% of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and will not engage the independent auditors to perform any non-audit services prohibited by law or regulation. At each audit committee meeting, the audit committee receives updates on the services actually provided by the independent auditors, and management may present additional services for pre-approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman of the audit committee so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the audit committee before the filing of the preceding year’s Annual Report on Form 10-K.

	2008	2009

Audit fees	$1,036,500	$984,130
Audit-related fees(1)	180,000	191,000

Audit and audit-related fees	1,216,500	1,175,130
Tax fees	—	—
All other fees	—	—

Total fees	$1,216,500	$1,175,130

(1)	Audit-related fees consist principally of fees for a report on our controls as a service organization under Statement on Auditing Standards No. 70, performed at the request of certain clients.

OTHER INFORMATION

If you would like to contact our presiding director or the non-management directors as a group, please write to:

Governor James R. Thompson
Winston & Strawn
35 W. Wacker Drive
Chicago, IL 60601

All communications will be reviewed by the presiding director, who will determine whether each communication will be distributed to all non-management directors.

If you would like a copy of our Annual Report on Form 10-K that we filed with the SEC for the year ended December 31, 2009 (excluding exhibits), our corporate governance guidelines, board committee charters or our code of business standards and ethics, we will send you one without charge. Please write to:

Ms. Jennifer Moreno
Director of Investor Relations
Navigant Consulting, Inc.
30 S. Wacker, Suite 3550
Chicago, Illinois 60606

APPENDIX A — DIRECTOR INDEPENDENCE STANDARDS

STANDARDS FOR DIRECTOR INDEPENDENCE

The board of directors makes determinations whether individual directors are “independent” for purposes of applicable SEC corporate governance rules and NYSE listing standards based on all relevant facts and circumstances. In addition, the board of directors applies the applicable “bright line” criteria set forth in NYSE listing standards, Section 303A.02(b).

In addition, the board of directors has adopted the following categorical standards to assist it in making determinations of independence and to permit it to make a general statement in our annual proxy statement that independent directors meet such standards in lieu of disclosing particular aspects of immaterial relationships between individual directors and us. The following relationships are considered immaterial and do not preclude a finding of “independence”:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments by us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two (2) percent of such other company’s consolidated gross revenues; provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director’s and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where we make payments “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of such payments, the board of directors will not consider that such payments preclude such director from being considered “independent” for all purposes, including service on our audit committee.

A-1

ATTN: INVESTOR RELATIONS
30 S. WACKER
SUITE 3550
CHICAGO, IL 60606
VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NAVGN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote On Directors	☐	☐	☐

1.	Election of Directors Nominees (01) James R. Thompson, (02) Samuel K. Skinner and (03) Michael L. Tipsord

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Proposal to reapprove the performance measures under Navigant Consulting’s 2005 Long-Term Incentive Plan.	☐	☐	☐

		For	Against	Abstain

3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company in 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, and Form 10-K are available at www.proxyvote.com.

NAVIGANT CONSULTING, INC.
Annual Meeting of Shareholders – April 28, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 19, 2010, and hereby appoint(s) Thomas A. Nardi and Monica M. Weed, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Wednesday, April 28, 2010 at 9:00 a.m., Central Time, at The Chicago Club, 81 E. Van Buren, Chicago, Illinois 60605, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of all nominees for director and FOR items 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side.)